UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

(Amendment No. 1)

Filed by the Registrant ☒

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as

      permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Section 240.14a-12

VARIAN SEMICONDUCTOR EQUIPMENT

ASSOCIATES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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THIS DEFINITIVE PROXY STATEMENT IS AMENDED TO DELETE “MR. DICKERSON” UNDER THE HEADING “DIRECTOR INDEPENDENCE” IN ORDER TO CORRECT THE LIST OF INDEPENDENT DIRECTORS.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

35 Dory Road

Gloucester, Massachusetts 01930

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 4, 2008

The 2008 Annual Meeting of Stockholders of Varian Semiconductor Equipment Associates, Inc. will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, February 4, 2008 at 9:00 a.m., local time, to consider and act upon the following matters:

(1)	To elect one Class III Director for a term of three years;
(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008; and
(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the enclosed proxy statement.

December 17, 2007 was the record date for determining which stockholders are entitled to notice of, and to vote at, the meeting and at any subsequent adjournments or postponements. Our stock transfer books will remain open for the purchase and sale of shares of our common stock. A list of stockholders entitled to vote at the 2008 Annual Meeting is available for inspection at our principal executive offices at 35 Dory Road, Gloucester, Massachusetts 01930.

Please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope. You may revoke your proxy at any time before the 2008 Annual Meeting by following the procedures described under the caption “Revocation of Proxy” on page 4 of the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Gary E. Dickerson

Chief Executive Officer

Gloucester, Massachusetts

December 27, 2007

Your Vote Is Important

It is important that your shares be represented at the annual meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy card and promptly mail it in the enclosed envelope. This will help ensure the meeting has a quorum. No postage need be affixed if the proxy card is mailed in the United States.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

PROXY STATEMENT

SCHEDULE 14A

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

35 Dory Road

Gloucester, Massachusetts 01930

Proxy Statement for the 2008 Annual Meeting of Stockholders

To Be Held on February 4, 2008

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Varian Semiconductor Equipment Associates, Inc. for use at our 2008 Annual Meeting of Stockholders to be held on February 4, 2008 at 9:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. These proxy materials were first mailed to stockholders on or about December 27, 2007.

PURPOSE OF MEETING

As described in more detail in this proxy statement, we will vote on the following proposals at the 2008 Annual Meeting:

(1)	To elect one Class III Director for a three-year term;

(2)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008; and

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

APPOINTMENT OF PROXY

General

Stockholders of Record

We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card that is solicited by our Board of Directors and that, when properly completed, signed, dated and returned to us, will ensure that your shares are voted as you direct. We strongly encourage you to return your completed proxy to us regardless of whether you will attend the 2008 Annual Meeting to ensure that your vote is represented at the 2008 Annual Meeting.

Please return your proxy card to us in the accompanying envelope promptly. If we do not receive your proxy card prior to the Annual Meeting, your proxy will not be valid. In this case, unless you attend the 2008 Annual Meeting, your vote will not be represented.

The persons named in the proxy card have been designated as proxies by our Board of Directors. The designated proxies are our officers. They will vote as directed by the completed proxy card.

Stockholders of record may appoint another person to attend the 2008 Annual Meeting and vote on their behalf by crossing out the Board of Directors-designated proxies, inserting such other person’s name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the 2008 Annual Meeting, the inspector of elections will verify such person’s authorization to vote on your behalf by reference to your proxy card.

If you wish to change your vote, you may do so by revoking your proxy before the 2008 Annual Meeting. Please see “Revocation of Proxy” below for more information.

Beneficial Owners

If you hold your shares in street name, these proxy materials are being forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. You may also request a legal proxy from your bank or broker to vote in person at the 2008 Annual Meeting.

General

The persons who are the designated proxies will vote as you direct in your proxy card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the 2008 Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board of Directors in accordance with the recommendations of our Board of Directors. We have a practice of requiring a majority of the Board of Directors to attend our Annual Meetings.

If any other matter properly comes before the 2008 Annual Meeting, your proxies will vote on that matter in their discretion.

Voting Securities and Votes Required

On December 17, 2007, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 75,644,043 shares of our common stock. Holders of shares of our common stock are entitled to one vote per share.

Under our bylaws, the holders of a majority of the shares of our common stock outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Shares of our common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the meeting is required for the election of the Class III Director. The affirmative vote of the holders of a majority of the shares of our common stock is required for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008.

Shares that abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the voting on the election of the Class III Director and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008. Stockholders are encouraged to return the enclosed proxy card marked to indicate their grant of a proxy or to follow the instructions for voting provided by their broker or nominee.

Revocation of Proxy

You may revoke or change your proxy before the 2008 Annual Meeting by:

•	sending us a written notice of revocation prior to the 2008 Annual Meeting;

•	attending the 2008 Annual Meeting and voting in person; or

•	ensuring that we receive from you prior to the Annual Meeting to be held on February 4, 2008 a new proxy card with a later date.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 28, 2007, as filed with the Securities and Exchange Commission, or the SEC, is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about December 27, 2007. Exhibits to the Form 10-K and this Proxy will be provided to any stockholder upon written request to the Secretary, Varian Semiconductor Equipment Associates, Inc., 35 Dory Road, Gloucester, Massachusetts 01930 at no charge.

PROPOSAL 1

ELECTION OF DIRECTOR

Our Board of Directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our Board of Directors currently consists of two Class I Directors (with terms expiring at the 2009 Annual Meeting), two Class II Directors (with terms expiring at the 2010 Annual Meeting) and two Class III Directors (with terms expiring at the 2008 Annual Meeting). At the 2007 Annual Meeting two Class II Directors were elected.

At the 2008 Annual Meeting, shareholders will have an opportunity to vote for one nominee for Class III Director, Richard A. Aurelio. Mr. Aurelio is currently serving as a Class III Director. Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the enclosed proxy card will vote to elect a nominee as Class III Director, unless you withhold authority to vote for the election of the nominee by marking the proxy card to that effect. The nominee has indicated his willingness to serve, if elected. However, if the nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board of Directors or our Board of Directors may reduce the number of directors.

There are no family relationships among any of our directors and executive officers.

Our Board of Directors believes the election of Richard A. Aurelio as Class III Director is in our best interests and those of our stockholders and therefore, our Board of Directors unanimously recommends that the stockholders vote “FOR” the nominee.

Set forth below are the name and age of each continuing member of the Board of Directors (including the nominee for election as Class III Director), and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of Varian Semiconductor. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of November 23, 2007, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Name and Age	Principal Occupation and Business Experience
Class III Director (Term Expires at the 2008 Annual Meeting)

Richard A. Aurelio, 63	Since January 2006, Mr. Aurelio has served as Non-Executive Chairman. Mr. Aurelio served as Executive Chairman from October 2004 to January 2006 and previously served as our Chairman and Chief Executive Officer from February 2001 to October 2004. From April 1999 to February 2001, he served as our President and Chief Executive Officer. Prior to April 1999, he was the Executive Vice President of Varian Associates, Inc., or VAI, responsible for the Semiconductor Equipment Business. Mr. Aurelio joined VAI in 1991 from a position as Executive Vice President of ASM Lithography, a European-based company, where he was also President of its U.S. affiliate. Mr. Aurelio was hired as President of VAI’s Semiconductor Equipment Business in 1991 and was elevated to Executive Vice President of VAI in 1992. Mr. Aurelio also served as a director of Mykrolis Corporation from February 2002 until November 2004. He was a director of Brion Technologies from September 2002 through March 2007. Mr. Aurelio was elected to the board of directors of Fairchild Semiconductor International, Inc. effective February 2006, and was elected a member of the audit committee effective May 2006.

Name and Age	Principal Occupation and Business Experience

Class I Directors (Terms Expire at the 2009 Annual Meeting)

Gary E. Dickerson, 50	Mr. Dickerson has served as our Chief Executive Officer and a director of Varian Semiconductor since October 2004. Prior to joining us, Mr. Dickerson was President and Chief Operating Officer of KLA-Tencor Corporation from July 2002 to April 2004. From July 1999 to June 2002, he served as Chief Operating Officer of KLA-Tencor Corporation. Previously, Mr. Dickerson was the Executive Vice President of the Customer Group from July 1997 to June 1999, Group Vice President for the Wafer Inspection Group from January 1996 to June 1997, and General Manager of the Wisard Division from July 1994 to December 1995 at KLA-Tencor Corporation.

Robert W. Dutton, 63	Dr. Dutton served as a director of VAI, from 1996 until April 1999 and has served as a director of Varian Semiconductor since our spin-off from VAI in April 1999. Dr. Dutton is Director of Integrated Circuits Laboratory in the Department of Electrical Engineering at Stanford University, and he has held various positions at Stanford University since 1971. Since July 2002, Dr. Dutton has served as a director of Tiburon Design Automation, a privately held company. Since December 2005, Dr. Dutton has served as a director of Robust Chip Inc., a privately held company.

Class II Directors (Terms Expire at the 2010 Annual Meeting)

Xun (Eric) Chen, 38	Dr. Chen has served as a director of Varian Semiconductor since March 2004. Dr. Chen served as a Chief Executive Officer of Brion Technologies, Inc., a technology company based in California from July 2002 through March 2007. From October 1999 until July 2002, Dr. Chen was a Vice President in the Equity Research Department of J.P. Morgan Chase.

Dennis G. Schmal, 60	Mr. Schmal has served as a director of Varian Semiconductor since August 2004. Mr. Schmal is a retired audit partner from Arthur Andersen, where he worked for 27 years. He retired from Arthur Andersen in April 1999. Mr. Schmal continues to perform a variety of part-time consulting services for a number of companies. Mr. Schmal also serves as a director of Pacific Metrics Corporation, a privately held company, AssetMark Funds, a registered investment company, and MCF Corporation and North Bay Bancorp, two publicly traded companies.

CORPORATE GOVERNANCE

Board Responsibilities and Structure

The principal responsibility of the Board of Directors is to oversee the management of Varian Semiconductor and, in so doing, serve the best interests of Varian Semiconductor and its stockholders. This responsibility includes:

•	Reviewing and overseeing principal operating, financial and other corporate plans, strategies and objectives.

•	Evaluating the performance of Varian Semiconductor and its senior executives and taking appropriate action, including removal, when warranted.

•	Evaluating Varian Semiconductor’s compensation programs on a regular basis and determining the compensation of its senior executives.

•	Reviewing material transactions and commitments not entered into in the ordinary course of business.

•	Developing a corporate governance structure that allows and encourages the Board of Directors to fulfill its responsibilities.

•	Providing advice and assistance to Varian Semiconductor’s senior executives.

In addition, it is the Board of Directors’ practice, on at least an annual basis, to review potential successors for each member of Varian Semiconductor’s executive staff. In discharging their fiduciary duties, Board of Directors members are expected to exercise their business judgment, understand the company and its business and determine whether effective systems are in place for the periodic and timely reporting to the Board of Directors.

The Board of Directors and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. The Board of Directors’ agendas include regularly scheduled sessions to meet without the presence of management. The Board of Directors has access to all of our employees outside of Board of Directors meetings, and the Board of Directors periodically visits different Varian Semiconductor locations.

Board of Directors Committees and Charters

The Board of Directors delegates various responsibilities and authorities to different Board of Directors committees. Committees regularly report on their activities and actions to the full Board of Directors. The Board of Directors currently has, and appoints the members of, the standing Audit, Compensation, Nominating and Corporate Governance, and Technology Committees. The Board of Directors determined each member of the Audit, Compensation, Nominating and Corporate Governance, and Technology committees to be independent, as defined under the rules of the NASDAQ stock market, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Each of the Board of Directors committees has a written charter approved by the Board of Directors, and each committee conducts an annual evaluation of the committee’s performance through the Nominating and Corporate Governance Committee. Each committee can engage outside experts, advisers, and counsel to assist the committee in its work. Copies of each charter are posted on our web site at www.vsea.com under the “Corporate Governance” section.

The following table identifies the current Board of Directors and committee members.

Name	Board	Audit	Compensation	Nominating and Corporate Governance	Technology	Attended At Least 75% of the Board and Committee Meetings	Attended 2007 Annual Meeting	Financially Literate	Financial Expert
Number of Meetings During Fiscal Year Ended September 28, 2007	7	9	7	5	4	n/a	n/a	n/a	n/a
Richard A. Aurelio (Non-Executive Chairman)	✓				✓	✓	✓	✓
Xun (Eric) Chen	✓	✓	✓	Chair	✓	✓	✓	✓
Gary E. Dickerson	✓				✓	✓	✓	✓
Robert W. Dutton	✓	✓	✓	✓	Chair	✓	✓	✓
Dennis G. Schmal	✓	Chair	✓	✓	✓	✓	✓	✓	✓
Elizabeth E. Tallett	✓	✓	Chair	✓	✓	✓	✓	✓

Audit Committee

The purpose of the Audit Committee is to assist with the Board of Director’s oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the performance of our internal audit function and the independent accountant’s qualifications, independence and performance. The Audit Committee is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, approves the scope of the annual audit by the independent registered public accounting firm, reviews audit findings and accounting policies, assesses the adequacy of internal accounting controls and disclosure controls and risk management and reviews and approves our financial disclosures. The Audit Committee also meets privately, outside the presence of our management, with the independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in its written charter.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of corporate officers, granting equity-based awards, adopting and amending equity-based and other employee benefit plans, hiring and terminating corporate officers, negotiating the terms of any employment agreements and arrangements with corporate officers, periodically reviewing and making recommendations regarding the compensation of directors, and reviewing and discussing with management “Compensation Discussion and Analysis,” which is included beginning on page 15 of this proxy statement. The Compensation Committee can delegate to any outside member of the Board of Directors the authority to grant equity awards to employees who are not executive officers. The Compensation Committee can also designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee. The Compensation Committee’s specific responsibilities are set forth in its written charter.

Varian Semiconductor’s Compensation and Benefits Group (comprised of members from Varian Semiconductor’s Human Resources and Finance departments) supports the Compensation Committee in its work. In addition, the Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”) to advise the committee with respect to executive compensation philosophy and committee process. During 2007, FW Cook’s work with the Compensation Committee related to the following:

•	review and revisions to the peer group used for benchmarking purposes,

•	presentations on trends within the industry,

•	review of our Compensation Discussion and Analysis in this proxy statement; and

•	other matters.

The Compensation Committee may continue to engage outside experts in 2008 to advise it with regard to executive compensation programs, data presentations, and related matters. FW Cook was selected by the Compensation Committee in 2006 and 2007 and has not performed work for Varian Semiconductor other than pursuant to these compensation engagements by the committee. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation,” and the Compensation Committee’s charter.

Nominating and Corporate Governance Committee

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors nominees for election or re-election to the Board of Directors and will consider nominations submitted by stockholders.

The Nominating and Corporate Governance Committee seeks to create a Board of Directors that has a significant breadth of experience, knowledge and abilities that shall assist the Board of Directors in fulfilling its responsibilities. If necessary, we will retain a third party to assist us in identifying or evaluating any potential nominees for director. When the Nominating and Corporate Governance Committee reviews a potential new candidate, they look specifically at the candidate’s qualifications in light of the needs of the Board of Directors at that time given the then current mix of director attributes.

Generally, in nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, honesty and a commitment to understand us and our industry and to attend and participate in meetings. The nominees should also have demonstrated business acumen, experience and the ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to the decision-making process and should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill his or her responsibility as a director. Any nominee should normally be able to serve a three-year term as director before turning 70. In addition, all nominations attempt to ensure that the Board of Directors will encompass a range of talent, skills and expertise sufficient to provide sound guidance with respect to our operations and activities. The Board of Directors has not established any term limits to an individual’s membership as a director.

To recommend a nominee, a stockholder must give notice to the Board of Directors, at our registered address: c/o the Secretary of the Board of Directors, 35 Dory Road, Gloucester, Massachusetts 01930-2297. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above and the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected. The notice for the 2009 Annual Meeting must be given no later than the deadline for other stockholder proposals for that meeting as is described in “Information About Stockholder Proposals for 2009 Annual Meeting” below. Once we receive the recommendation, the Nominating and Corporate Governance Committee will evaluate the candidate and may contact the candidate for additional information, including certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must respond to any inquiries within the time frame provided in order to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee did not pay any fees to any third party to assist us in identifying or evaluating any potential nominees for director during fiscal year 2007. The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2008 Annual Meeting.

Technology Committee

The Technology Committee periodically examines management’s direction and investment in our research and development and technology initiatives and reports periodically to the Board of Directors on such matters. This includes, but is not limited to, the review of long-term strategic goals and objectives, the quality and direction of Varian Semiconductor’s research and development programs, Varian Semiconductor’s approach to acquiring and maintaining new technologies. The Technology Committee’s specific responsibilities are set forth in its written charter.

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has determined that none of Dr. Chen, Dr. Dutton, Mr. Schmal or Ms. Tallett has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.vsea.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Policies and Procedures for Related Person Transactions

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Varian Semiconductor is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Varian Semiconductor’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

•	a transaction that is specifically contemplated by provisions of Varian Semiconductor’s charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

Transactions With Related Persons

We did not enter into any related person transactions during the fiscal year ended September 28, 2007.

Communications from Stockholders to the Board of Directors

The Board of Directors recommends that stockholders initiate any communication with the Board of Directors in writing and send it to the attention of our Corporate Secretary. This process will assist the Board of Directors in reviewing and responding to stockholder communications in an appropriate manner. The Board of Directors has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board of Director’s consideration.

Corporate Governance Guidelines

The Nominating and Corporate Governance Committee is responsible for overseeing the guidelines and annually reviews them and makes recommendations to the Board of Directors concerning corporate governance matters. The Board of Directors may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board of Director’s judgment or fiduciary duties. The Guidelines are posted on our web site at www.vsea.com under the “Corporate Governance” section. Among other matters, the guidelines include the following items concerning the Board of Directors:

•	A majority of directors shall be independent.

•	A director shall limit the number of other public company boards on which he or she serves.

•	All directors are expected to adhere to the Code of Business Conduct and Ethics.

•

The Chairman of the Board shall establish the agenda for each Board of Directors meeting. Each Board of Director member is free to suggest the inclusion of agenda items and is free to raise at any Board of Directors meeting subjects that are not on the agenda for that meeting

•	The agenda for every regularly scheduled Board of Directors meeting shall include a meeting of the independent directors, as defined by the rules of NASDAQ, in executive session.

•

The Board of Directors and each committee have the power to hire and consult with independent legal, financial or other advisors for the benefit of the Board of Directors or such committee, as they may deem necessary, without consulting or obtaining the approval of any officer of the company in advance.

•

Directors should be incentivized to focus on long-term stockholder value. Including equity as part of director compensation helps align the interest of directors with those of the company’s stockholders.

•

In accordance with NASDAQ rules, each director is expected to be involved in continuing director education on an ongoing basis to enable him or her to better perform his or her duties and to recognize and deal appropriately with issues that arise.

•	The Board of Directors evaluates the company’s Chief Executive Officer in the manner that it determines to be in the best interests of the Varian Semiconductor’s stockholders.

•	The Compensation Committee shall be responsible for overseeing the evaluation of the company’s senior executives.

DIRECTOR COMPENSATION

Overview

The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. Varian Semiconductor does not pay management directors for Board of Directors service in addition to their regular employee compensation. The Nominating and Corporate Governance Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board of Directors reviews the committee’s recommendations and determines the amount of director compensation.

Varian Semiconductor’s Compensation and Benefits Group supports the committee in setting director compensation and creating director compensation programs. In addition, the committee can engage the services of outside advisers, experts, and others to assist the committee. During 2007, the committee utilized the services of FW Cook to perform a review of director compensation. Varian Semiconductor may utilize outside experts to perform a more detailed review of director compensation during 2008.

The Executive and Director Compensation Peer Group consists of companies generally comparable to Varian Semiconductor due to similar industries, technologies, revenue and market capitalization levels and overall financial performance and is identical to the peer group used for executive compensation benchmarking. The Executive and Director Compensation Peer Group consists of the following companies:

Analog Devices, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Micron Technology, Inc.
Cymer, Inc.	MKS Instruments, Inc.
Entegris, Inc.	Novellus Systems, Inc.
Fairchild Semiconductor International, Inc.	Tektronix, Inc.
KLA-Tencor Corporation	Teradyne Inc.

Non-Executive Chairman of the Board of Directors

Mr. Aurelio serves as the Non-Executive Chairman of the Board of Directors. Under terms of an agreement with Mr. Aurelio, Mr. Aurelio (i) agrees to provide certain consulting and advisory services as requested by the Chief Executive Officer; (ii) receives a annual retainer payment of $200,000; (iii) receives meeting fees and annual equity grants equal to that of all other non-employee directors; (iv) is entitled to receive all benefits made available to our retired executive officers; and (v) receives reimbursement for certain expenses incurred in connection with providing consulting and advisory services or in connection with service as a director or as Non-Executive Chairman. This agreement has been extended to December 31, 2008. In the same agreement, Mr. Aurelio agreed to certain non-competition and non-solicitation provisions with Varian Semiconductor. These provisions have been extended through December 31, 2009.

Mr. Aurelio receives compensation in addition to the other non-employee members of the Board of Directors due to his increased responsibilities as the Chairman of the Board of Directors, whereby he regularly reviews agendas and presentation material prepared by management prior to the regularly scheduled Board of Director meetings and participates in discussions with the Chief Executive Officer and Chief Financial Officer. In addition, Mr. Aurelio periodically attends conferences.

Fiscal Year 2007

Each non-employee director received the following cash compensation in consideration for his or her service on the Board of Directors for the fiscal year ending 2007 (except as where otherwise provided):

•	$35,000 annual cash retainer (as described in further detail below);

•	$2,500 for each meeting of the Board of Directors that a director attends in person;

•	$1,000 for each telephonic meeting of the Board of Directors that a director attends telephonically;

•	$1,000 for attending any meeting of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or the Technology Committee;

•	In the event that a director is appointed Chairman of the Audit Committee, such director will receive an additional $10,000 annual cash retainer for his or her services as Chairman; and

•

In the event that a director is appointed Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee or Chairman of the Technology Committee, such director will receive an additional $6,000 annual cash retainer for his or her services as Chairman.

The annual cash retainer of $35,000 is paid by us, with respect to each approximately one-year period between consecutive Annual Meetings, in two installments, consisting of a first payment of $17,500 due on the first business day following the Annual Meeting and a second payment of $17,500 due on the date that is six months after the date of such Annual Meeting (or the next business day thereafter, if such day is not a business day) for so long as the non-employee director serves as such; provided, however, that if a non-employee director’s service begins in the period between semi-annual installments of the annual cash compensation for non-employee directors, such director will be paid $17,500 prorated to reflect the portion of such period remaining after his or her commencement of service; and; provided further, however, that if a non-employee director is no longer serving as a non-employee director (e.g., due to resignation, retirement or other termination of service) on any applicable payment date, he or she will not be entitled to the installment of the annual cash compensation otherwise due on such date or any portion thereof.

In addition, under the 2006 Stock Incentive Plan, each non-employee director receives a non-qualified stock option grant to purchase 40,500 shares of our common stock on the date of such non-employee director’s appointment or initial election as director. Under the 2006 Stock Incentive Plan, each non-employee director receives annually, beginning with the first Annual Meeting following his or her appointment or initial election, a non-qualified stock option grant to purchase up to 13,500 shares of our common stock. In accordance with the 2006 Stock Incentive Plan, the non-qualified stock options are granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant and are fully exercisable on the date of grant.

The maximum number of shares with respect to which awards may be granted to our non-employee directors is 40,500 per fiscal year. On May 10, 2007, each non-employee director was granted 3,856 restricted stock units, which vested immediately, in lieu of the annual non-qualified stock option grant. The non-employee directors chose to voluntarily defer receipt of these awards for a period of three years.

Indebtedness of Board of Directors

No members of our Board of Directors have any outstanding indebtedness to us.

Director Compensation Table

The following table details the total compensation earned by Varian Semiconductor’s non-employee directors in 2007.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Richard A. Aurelio (Non-Executive Chairman)	$238,000	$106,156	$344,156
Xun (Eric) Chen	76,000	106,156	182,156
Robert W. Dutton	79,000	106,156	185,156
Dennis G. Schmal	83,000	106,156	189,156
Elizabeth E. Tallett	78,000	106,156	184,156

(1)	The amounts set forth in this column represent fees earned by the non-employee director during fiscal year 2007, regardless of whether the fees were actually paid during the fiscal year. The aggregate payment amounts include the categories of payments listed in the following Fees Earned or Paid in Cash supplementary table.

Fees Earned or Paid in Cash

Name	Annual Retainer	Committee Chair Fees	Meeting Attendance Fees	Total Fees Earned or Paid in Cash
Richard A. Aurelio	$200,000	$—	$38,000	$238,000
Xun (Eric) Chen	35,000	6,000	35,000	76,000
Robert W. Dutton	35,000	6,000	38,000	79,000
Dennis G. Schmal	35,000	10,000	38,000	83,000
Elizabeth E. Tallett	35,000	6,000	37,000	78,000

(2)	The amounts shown are the SFAS No. 123(R) compensation costs recognized in our financial statements for the 2007 fiscal year related to restricted stock units (RSU’s) awarded to each non-employee director in the 2007 fiscal year. Compensation costs for such awards were recognized in accordance with the provisions of Statement of Financial Accounting Standards. 123 (revised 2004), Share-Based Payment, referred to in this Proxy Statement as SFAS No. 123(R) (except that the compensation expense amounts have not been reduced by the Varian Semiconductor’s estimated forfeiture rate). The SFAS No. 123(R) grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date. Assumptions used in the calculation of the SFAS No. 123(R) grant date fair value of each award grant are set forth in Note 4 to the Varian Semiconductor’s consolidated financial statements for the fiscal year ended September 28, 2007 included in the Varian Semiconductor’s Annual Report on Form 10-K filed with the SEC on November 21, 2007.

Travel Expenses

Varian Semiconductor reimburses the directors for their travel and related expenses in connection with attending Board of Directors meetings and Board of Directors-related activities, such as Varian Semiconductor site visits and sponsored events, as well as continuing education programs. Generally, director’s spouses attend the Annual Board of Director meeting. In fiscal year 2007, the average cost per spousal attendance was approximately $4,000.

Equity Awards

Each non-employee director was granted 3,856 restricted stock units on February 9, 2007 that vested immediately. All non-employee directors voluntarily chose to defer receipt of their award for three years from the date of grant. Each non-employee director, with the exception of Mr. Aurelio, has 7,712 restricted stock units outstanding as of September 28, 2007. Mr. Aurelio has 3,856 restricted stock units outstanding as of September 28, 2007. The number of shares subject to all outstanding options held as of September 28, 2007 by non-employee directors are as follows: Dr. Dutton 45,000 shares, Mr. Schmal 29,250 shares and Ms. Tallett 126,506 shares.

STOCKHOLDER PROPOSALS

Stockholders may send communications other than director nominations and stockholder proposals for our 2009 Annual Meeting to the Board of Directors to the following electronic mailing address: boardofdirectors@vsea.com, or to the following physical mailing address: The Board of Directors, Varian Semiconductor Equipment Associates, Inc., 35 Dory Road M/S GL02, Gloucester, Massachusetts 01930-2297. The process for a stockholder to nominate a director is set forth above under “Nominating and Corporate Governance Committee” and the process for stockholder proposals for the 2009 Annual Meeting is set forth under “Information about Stockholder Proposals for 2009 Annual Meeting.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of November 23, 2007, with respect to the beneficial ownership of shares of our common stock by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each executive officer named below in the Summary Compensation Table under the heading “Executive Compensation”, whom we refer to herein as our named executive officers; and

•	all of our directors and executive officers as a group.

Our information is based on reports filed with the SEC by each of the firms or individuals listed in the table below. You may obtain these reports from the SEC.

The percent of class figure for the common stock is based on 75,784,905 shares of our common stock outstanding as of November 23, 2007. The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares of our common stock. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Shares of our common stock issuable under stock options exercisable on or before January 22, 2008 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Varian Semiconductor Equipment Associates, Inc., 35 Dory Road, Gloucester, Massachusetts 01930.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
Five Percent Stockholder:
Wellington Management Company, LLP (2)	6,549,197	8.6%

Directors:
Xun (Eric) Chen	7,712	*
Gary E. Dickerson (Chief Executive Officer)	384,938	*
Robert W. Dutton	54,063	*
Dennis G. Schmal	36,963	*
Elizabeth E. Tallett	136,694	*
Richard A. Aurelio (Non-Executive Chairman)	111,780	*

Named Executive Officers (other than Chief Executive Officer):
Robert J. Halliday	306,043	*
Yong-Kil Kim	255,906	*
Robert J. Perlmutter	68,146	*
Stanley K. Yarbro	73,113	*
All current directors and executive officers as a group (11 persons): (3)	1,503,499	2.0%

*	Less than 1%.

(1)

The number of shares of common stock beneficially owned by each 5% stockholder, director or executive officer is determined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange

Act, and the rules promulgated there under by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares subject to stock options, restricted stock or other similar rights with respect to which the individual has the right to acquire sole or shared voting or investment power within 60 days after November 23, 2007. The number of shares of common stock listed as beneficially owned in the table above includes shares issuable upon exercise of options exercisable within 60 days after November 23, 2007 for the following stockholders: Mr. Dickerson (207,967 shares), Dr. Dutton (45,000 shares), Mr. Schmal (29,250 shares), Ms. Tallett (126,506 shares), Mr. Halliday (223,845 shares), Mr. Kim (180,904 shares), Mr. Perlmutter (49,219 shares), Mr. Yarbro (9,667 shares) and the other executive officers (41,710 shares). Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the table above. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	As reported by the beneficial owner in a Schedule 13G/A filed with the SEC on February 14, 2007. Wellington Management Company, LLP, or Wellington, is an investment advisor registered under the 1940 Act and has shared power to vote or direct the vote of 5,482,963 shares of common stock and the shared power to dispose of or direct the disposition of 6,395,947 shares of common stock. The address for Wellington is 75 State Street, Boston, Massachusetts 02109.

(3)	Includes 914,068 shares of common stock issuable upon exercise of options exercisable within 60 days after November 23, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives and Philosophy

The objectives of the executive compensation program are: (1) to align compensation with business objectives and individual performance and (2) to attract, retain and reward executive officers who contribute to our long-term success. Varian Semiconductor’s executive compensation philosophy is based on the principles of sustained performance and competitive and fair compensation.

Pay for performance is a core element in Varian Semiconductor’s compensation philosophy. Total compensation varies with individual performance and Varian Semiconductor’s performance in achieving financial and non-financial objectives. Varian Semiconductor’s equity and bonus plans are designed to align executive officer compensation with the long-term interests of Varian Semiconductor’s stockholders.

Overview

A major portion of the Compensation Committee’s annual cycle of work relates to the determination of compensation for Varian Semiconductor’s executive officers. The Compensation Committee’s goal is to ensure that executive officers are paid for performance and that their total compensation is competitive when compared to the compensation paid to executive officers of a group of peer companies, which we refer to as the Executive and Director Compensation Peer Group. Total compensation is paid at competitive levels provided that Varian Semiconductor’s financial and non-financial performance is comparable to or better than that of a group of competitor companies, which we refer to as the Competitor Group. Performance metrics measured against this Competitor Group include, but are not limited to, revenue and earnings growth, market share, new customer account penetrations, new product success and customer satisfaction. The performance metrics may be weighted differently each year, and sometimes the weights also vary by individual, depending on the specific company focus for the respective year.

The Compensation Committee maintains two separate and distinct peer groups to achieve recruitment and retention goals, while monitoring company performance. The peer groups were established by the Compensation Committee after reviews and input from Varian Semiconductor’s Compensation and Benefits Group, senior management and FW Cook. The Executive and Director Compensation Peer Group is important for both recruitment and retention of executive officers. Companies included in the Executive and Director Compensation Peer Group are generally companies that Varian Semiconductor may compete for executive level talent with. The Competitor Group is more focused on companies which Varian Semiconductor can easily compare financial performance due to similar business models.

The Competitor Group is selected based on specific business characteristics, such as: ion implanter competitors; “best-in-class” semiconductor or semiconductor capital equipment manufacturers; similar in size to Varian Semiconductor with respect to market capitalization and semiconductor revenue, and currently includes the following 13 companies:

Applied Materials, Inc.	MKS Instruments, Inc.
Axcelis Technologies, Inc.	Nissin Ion Equipment Co., Ltd.*
Brooks Automation, Inc.	SEN Corporation*
Cymer, Inc.	Novellus Systems, Inc.
Entegris, Inc.	Tektronix, Inc.
KLA-Tencor Corporation	Teradyne Inc.
Lam Research Corporation

*Limited financial information is available. These companies are included in the Competitor Group mainly for market share comparisons.

The Executive and Director Compensation Peer Group consists of companies generally comparable to Varian Semiconductor in terms of industry, core technology, revenue and market capitalization and overall financial performance. The Executive and Director Compensation Peer Group currently includes the following 14 companies:

Analog Devices, Inc.	Lam Research Corporation
Axcelis Technologies, Inc.	MEMC Electronic Materials, Inc.
Brooks Automation, Inc.	Micron Technology, Inc.
Cymer, Inc.	MKS Instruments, Inc.
Entegris, Inc.	Novellus Systems, Inc.
Fairchild Semiconductor International, Inc.	Tektronix, Inc.
KLA-Tencor Corporation	Teradyne Inc.

Benchmarking and Use of Outside Experts

Varian Semiconductor’s Compensation and Benefits Group supports the Compensation Committee in researching executive officer compensation. In addition, the Compensation Committee may engage the services of outside advisers, experts, and others to assist the Compensation Committee. During 2007, the Compensation Committee engaged the services of FW Cook to advise the committee in its review of executive officer compensation, including competitiveness.

To assist the Compensation Committee in its annual review of executive officer compensation, Varian Semiconductor’s Compensation and Benefits Group provides executive officer compensation data compiled from the annual reports and proxy statements of the Executive and Director Compensation Peer Group.

The Compensation and Benefits Group also subscribes to third party surveys for pay comparisons and additional compensation information not normally disclosed in public filings, such as targets on performance-based incentives, and annual merit increase guidance.

The Compensation Committee’s process for determining compensation includes a review of Varian Semiconductor’s executive officer compensation programs and practices, and an analysis, for each Varian Semiconductor executive officer, of all elements of compensation. The Compensation Committee compares these compensation components separately and in total to compensation of executive officers in the Executive and Director Compensation Peer Group. By no later than the first quarter of each fiscal year, the Compensation Committee establishes base salaries, sets the cash incentive target amounts and metrics needed to achieve those targets under the Management Incentive Plan, and sets the targeted equity awards to executive officers. Targeted equity awards are approved for each individual and specify, the amount, timing and mix of equity grants (options, restricted stock and restricted stock units). For those equity awards with performance-based vesting, (restricted stock and restricted stock units) in addition to time-based vesting, performance goals are set within the first 25 percent or 90 days, whichever is earlier, of the performance period. Equity grants are generally made one to four times per year, usually at previously determined regularly scheduled Compensation Committee meetings.

The Compensation Committee has the opportunity to meet with executive officers at various times during the year, which allows the Compensation Committee to form its own assessment of each executive’s performance. In addition, at the end of the fiscal year the CEO reviews with the Compensation Committee his evaluation of each executive officer (other than the CEO), including recent contribution and performance, strengths, weaknesses, development plans and succession potential. The CEO bases this evaluation on his knowledge of each executive officer’s performance, the executive officer’s self-assessment, and feedback provided by each executive officer’s peers and direct reports.

The CEO also reviews benchmarking data and data gathered from compensation surveys and makes a recommendation to the Compensation Committee on each executive officer’s compensation. Based upon this input, as well as the information provided by the Compensation and Benefits Group, the Compensation Committee makes its own assessments and approves compensation for each executive officer, other than the CEO.

The Compensation Committee determines and approves the CEO’s compensation based on performance, external data and internal reviews, subject to the ratification of the full Board of Directors. For the CEO’s review, formal feedback is received from all the members of the Board of Directors and communicated directly to the CEO at least once per year.

Elements of Compensation

Base Salary

Base salaries are intended to compensate executive officers for serving as the senior management of the company, regardless of stockholder return and company performance. The Compensation Committee establishes executive officers’ base salaries at levels that it believes are in the range of the median to the 75th percentile of the Executive and Director Compensation Peer Group for comparable positions. Base salaries are usually less than 20% of an executive’s total compensation package and 2007 actual salaries were at or below the median as compared to the Executive and Director Compensation Peer Group. The Compensation Committee strives to have the majority of the executive officers’ pay at risk for performance.

Performance-Based Compensation

Varian Semiconductor’s pay-for-performance programs include cash incentive payments that reward accomplishment of annual goals and equity awards that reward both strong stock price performance and accomplishment of annual goals. The incentive cash and equity compensation of executive officers is intended to increase if Varian Semiconductor’s financial and non-financial performance and returns to stockholders improve and, to decrease if performance and returns decline. Annual cash incentive payments are determined primarily by Varian Semiconductor’s financial and non-financial metric results, and are not linked directly to Varian Semiconductor’s stock price performance. Equity awards consist of both option and restricted stock awards.

Annual Incentive Cash Payments.    Annual incentive cash payments are made under the Management Incentive Plan (“MIP”). This plan is the only cash incentive program covering executive officers. Each executive officer has a “targeted bonus percentage,” and that amount is multiplied at year-end using a formula based upon the success in achieving pre-determined goals. The result of that computation is the “earned” amount that the officer might receive as his or her annual incentive cash payment for the year. It is expected that the multiplier and the payments under the plan will vary year by year, because the performance of the company will vary each year. The calculation is mechanical and individual performance is not taken into account when determining the performance factor. However, should the Compensation Committee have concerns over individual performance, they do have the discretion to eliminate or reduce MIP payments. No payments were reduced by the Compensation Committee during fiscal year 2007. According to the plan, the Compensation Committee may not increase the payments and the amount cannot exceed $3 million for any individual.

The plan formula for determining the maximum annual incentive cash payment for each executive officer is as follows:

Annual	x	Targeted	=	Targeted
Salary		Bonus %		Bonus

Targeted	x	Performance	=	Earned
Bonus		Factor %		Bonus

•	The Compensation Committee determines the targeted bonus percentage amount annually. At the beginning of fiscal year 2007, the Compensation Committee sets individual executive officer targeted bonus amounts ranging from 50% to 100% of base salary. The CEO had a target bonus percent of 100% for fiscal year 2007.

•

The Performance Factor is composed of metrics set annually by the Compensation Committee. The Compensation Committee sometimes weights the metrics differently by individual executive officer to further align the Varian Semiconductor’s and the executive officer’s goals. All executive officers had the same weightings for fiscal year 2007. Performance factors on individual metrics range from 0% to 300%, but an overall cap is applied at 200% of the targeted bonus percentage.

Varian Semiconductor’s Performance Factor and weighting for fiscal year 2007 were:

•	market share (30% weight)

•	profitability (40% weight)

•	actual fiscal year earnings per share

•	operating margin versus the Competitor Group

•	equipment margin

•	new product development (30% weight)
•	number of new orders received for certain new products

•	certain new product shipment dates

•	key customer account penetrations.

In fiscal year 2007, Varian Semiconductor’s achieved performance factor was 248% based on strong performance across all metrics. (The 200% cap was applied and limited all bonuses to 200% of the individual’s targeted bonus amount.) Most importantly, overall market share increased in 2007 to approximately 60% compared to year 2006, earnings per share increased from $1.10 in fiscal year 2006 to $1.73 in fiscal year 2007 and Varian Semiconductor received orders for 13 Plad tools, a product considered revolutionary to ion implant technology. Primarily because of those results, annual cash incentives to executive officers increased over the same period a year ago. Total cash compensation (base salary and annual cash incentives) is generally between the median and 75th percentile for the executive officers when compared to our Executive and Director Compensation Peer Group.

Detailed disclosure of targets relating to equipment margin, new product shipment dates and key customer account penetrations could be potentially harmful to Varian Semiconductor by substantially impairing Varian Semiconductor’s competitive advantage. Targets related to desired equipment margin and key customer account penetrations could put Varian Semiconductor at harm when negotiating future equipment sales. Targets related to anticipated shipment dates on products not currently released could provide our competitors within critical data needed to compete directly with Varian Semiconductor. Achieved equipment margin and key customer account penetrations were above target, whereas new product shipment dates was scored below target.

All bonuses earned and approved by the Compensation Committee for an amount greater than 100% of the targeted bonus amount are subject to a mandatory one-year deferral. The bonuses are deferred in the non-qualified deferred compensation plan. The executive must be employed by Varian Semiconductor one year subsequent to the deferral in order to receive the bonus previously deferred. Once the bonus is vested, the executive officer may elect to voluntarily defer the bonus for an additional period in the non-qualified deferred compensation plan. Mandatory bonus deferrals are intended to aid in long-term retention of executive officers.

Equity Incentive Plans.    The Compensation Committee believes that equity awards should constitute the majority of the executive officers’ total compensation. In fiscal year 2007, the Compensation Committee generally allocated most of the total compensation of the executive officers in the form of equity awards (based upon the fair value of the award on the date of grant). Compensation expense is calculated at the time of grant and recognized over the service period, which is usually the vesting period. The amounts the executive officers eventually realize from these equity awards may be higher or lower than the compensation expense recognized for purposes of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123(R)”). The views of the Compensation Committee and management regarding equity awards are based on the principle that equity compensation should seek to align executive officers’ incentives with stockholders’ interests. The Compensation Committee and management believe that equity compensation can help the company recruit, retain, and motivate the executive officers needed for the present and future success of the company.

Executive officers realize long-term incentive compensation through equity grants. To reward, retain, and motivate executive officers in fiscal year 2007, the Compensation Committee used stock options and restricted share awards as long-term incentive vehicles. Stock options provide actual economic value to the holder if the price of Varian Semiconductor’s stock price increases from the grant date to the time the option is exercised. In contrast, when restricted shares vest, they will have a gross value at that time equal to the then-current market value. While stock options motivate executive officers by providing more potential upside, restricted share awards assist the company in retaining executive officers because restricted shares have value at any price. Stock option and restricted award grants generally vest over a four-year period. In fiscal year 2007, some named executive officers received restricted stock awards with a performance-based vesting component as well as service-based requirements.

The Compensation Committee determines the amount of annual equity grants based on factors such as relative job scope, expected future contributions to the growth and development of the company, the value of past awards, and the competitiveness of grants relative to the Executive and Director Compensation Peer Group. Varian Semiconductor reviews in detail the fair value of all grants made to employees by each company included in the Executive and Director Compensation Peer Group and uses this fair value allocation, as disclosed by executive officer in the proxy statements of the Executive and Director Compensation Peer Group as a starting point for determining the total fair value of grants to each of Varian Semiconductor’s executive officers. Generally, Varian Semiconductor grants between the median and 75th percentile, but also takes into consideration the above listed factors as well as individual performance. (Measurement of individual performance is discussed in greater detail under “Benchmarking and Use of Outside Experts” above.) Varian Semiconductor’s grants to executives in fiscal year 2007 exceeded the 75th percentile in the Executive and Director Compensation Peer Group for some executives, mainly due to significant stock appreciation throughout the year. (As mentioned previously, targets are established prior to the beginning of the fiscal year, whereas actual grants are made throughout the fiscal year.)

The Compensation Committee varies the ratio between options and restricted shares each year depending on a number of factors such as: (1) desired financial leverage of the individual executive officer (2) current unvested equity balances by executive officer, and (3) SFAS No. 123(R) expense to be included in the Statement of Income.

The target fair value of equity awards is approved by the Compensation Committee annually in the form of option equivalents. The Compensation Committee then determines what amount of the equity should be granted in the form of options and what amount should be granted in the form of performance-based restricted shares. For fiscal year 2007, the Compensation Committee determined that 60% of the total targeted fair value should be granted in the form of options and 40% should be granted in the form of performance-based restricted shares. Options are converted to performance-based restricted shares at a ratio of 3.5 to 1. For example, the Compensation Committee approved 243,750 option equivalents to be granted to Mr. Dickerson during fiscal year 2007. The Compensation Committee further stated 60% of the value should be granted in the form of options and 40% in the form of performance-based restricted shares. Thus, Mr. Dickerson received a total of 146,247 (243,750 X 60%) options during fiscal year 2007 and 27,858 (243,750 X 40% / 3.5) performance-based restricted shares. In some cases, named executive officers may be granted restricted stock awards without a performance- based requirement. For example, Mr. Yarbro, who reduced his hours in fiscal year 2007, and Mr. Perlmutter, who became a new hire in fiscal year 2007, each received restricted stock awards that vest based on continued service only. This is due the individuals’ unique employment circumstance at the time of grant.

All performance-based restricted stock awards included a fiscal year 2007 financial metric. An annual earnings per share target is set during the first quarter of the year of grant and must be achieved by the end of the first fiscal year for any of the restricted shares to be eligible to vest. If the earnings per share target is not achieved, all restricted shares in the award are forfeited. Fiscal year 2007 was the first year in which Varian Semiconductor added a performance-based metric to the vesting of restricted share awards. We did so at the advice of our independent consultant, FW Cook, in order to better align the objectives of our shareholders with those of our executives and for deductibility under Internal Revenue Code Section 162(m). The performance metric was met for fiscal year 2007 and the first 25% of all performance-based restricted share awards vested in December 2007. The remaining earned performance-based restricted shares will vest pro rata over the next three years.

Employee Stock Purchase Plan

Varian Semiconductor has a tax-qualified employee stock purchase plan, generally available to all employees excluding executive officers and certain highly compensated individuals, that allows participants to acquire Varian Semiconductor stock at a discounted price. This plan has a six-month look-back and allows participants to buy Varian Semiconductor stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to profit when the value of Varian Semiconductor stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value (based on the market value of Varian Semiconductor stock on the last trading day before the beginning of the enrollment period for each subscription period) of Varian Semiconductor stock in any calendar year. Executive officers and certain highly compensated individuals were permitted to participate in the plan through December 31, 2006. Varian Semiconductor chose to exclude executive officers and certain highly compensated individuals from the plan after December 31, 2006, to minimize equity compensation expense under SFAS No. 123(R).

Retirement Plans

401(k) plan.    Varian Semiconductor has a 401(k) plan covering substantially all of its U.S. employees. Varian Semiconductor calculates a fiscal year corporate performance factor annually and contributes an amount based on corporate performance in addition to a percentage of the each participant’s base pay and actual individual contribution. Participants are entitled, upon termination or retirement, to their portion of the vested retirement fund assets, which are held by a third-party custodian. Varian Semiconductor’s contributions vest 100% after two years of employment with the company. After the initial two year period, Varian Semiconductor’s contributions are immediately vested. The plan is tax-qualified as it satisfies the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the tax code). Under a tax-qualified plan, Varian Semiconductor is eligible for a tax deduction for its contributions for the year to which the contribution relates, while the benefits are taxable to the participant for the year in which they are ultimately received.

Non-Qualified Deferred Compensation Plan.    Varian Semiconductor has a non-qualified deferred compensation plan covering executive officers and certain highly compensated individuals. Participants in the non-qualified deferred compensation plan can elect to defer their base salary and their annual incentive cash payment without regard to the tax code limitations applicable to the tax-qualified plans. The deferred compensation plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner. Because executive officers do not receive above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table but are included in the Non-Qualified Deferred Compensation table. The notional investment options available under the non-qualified plan are the same investment options that are available in the 401(k) plan. The Compensation Committee generally requires executive officers who earn cash incentive payments greater than 100% of their annual target amount to defer the amount in excess in the non-qualified deferred compensation plan for a one-year period.

Supplemental Executive Retirement Plan.    (“SERP”) The named executive officers are entitled to participate in the SERP. The SERP is an unfunded plan that on December 31 of each year credits to each participant’s account 9.5% of eligible earnings plus interest on the previous balance. Eligible earnings include salary and cash bonuses paid within the current year. The SERP contribution is reduced by contributions previously made into the 401(k) plan and other similar limitations, such as the 401(k) compensation ceiling as set by the Internal Revenue Service. Interest is credited at the long-term applicable federal rate for December, plus two percentage points. Vesting in the SERP is identical to the vesting in the 401(k), whereby participants vest 100% after two years of employment.

Retirement.    The definition of retirement for executive officers is currently defined as the voluntary resignation from employment after the attainment of a combined age and years of service as an employee of at least 65, a minimum age of 55, and completion of at least five years of service as an employee. Unvested options vest immediately upon retirement and remain exercisable until the expiration of the option grant. Unvested restricted stock awards become fully vested upon retirement. Retiring executive officers do not receive any other additional benefits such as health insurance.

Other Compensation Policies

Perquisites and Other Benefits.    Varian Semiconductor annually reviews the perquisites that executive officers receive. In general, such perquisites are limited. Other than as described in the Summary Compensation Table or under the Non-Qualified Deferred Compensation Table below, the executive officers are entitled to few benefits that are not otherwise available to all of its employees.

Stock Ownership Guidelines.    Because the Compensation Committee believes in linking the interests of management and stockholders, the Compensation Committee has adopted stock ownership guidelines for Varian Semiconductor’s executive officers. The ownership guidelines specify dollar thresholds based on the fair value on the day the restricted stock vested and for options exercised and held, based on the market price at the time of purchase. Varian Semiconductor’s executive officers must accumulate and hold equity within five years of the later of the effective date of the guidelines or the date of appointment or promotion as an officer. The CEO is required to own three times his base salary, the CFO and other executive officers with change in control agreements are required to own two times their base salary, and executive officers without change in control agreements are required to own one times their base salary. Stock options and unvested restricted shares do not count toward satisfying these ownership guidelines. The Compensation Committee created these guidelines for executive officers in fiscal year 2005 and as a result, the officers are still within the initial five year transition period. In fiscal year 2006, the Nominating and Corporate Governance Committee instituted stock ownership guidelines for non-employee directors. Non-employee directors are required to own three times their annual cash compensation. All of Varian Semiconductor’s non-employee directors are still within the initial five year transition period.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Code, generally disallows a tax deduction to public companies for compensation over $1 million paid to a CEO and each of the three other most highly compensated executive officers, excluding the CFO. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. Our stockholder-approved Amended and Restated Omnibus Stock Plan, Amended and Restated 2006 Stock Incentive Plan and 2007 MIP are qualified so that awards under such plans constitute performance-based compensation not subject to Section 162(m) of the Code. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and the best interests of our stockholders.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the compensation paid or accrued by us during fiscal year 2007 to, or on behalf of, our Chief Executive Officer, Chief Financial Officer and each of our three most highly compensated executive officers. We refer to our Chief Executive Officer, Chief Financial Officer and such other executive officers as the “Named Executive Officers.”

Fiscal 2007 Summary Compensation

Name and Principal Position	Year (1)	Salary	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Gary E. Dickerson Chief Executive Officer	2007	$597,803	$1,106,659	$1,587,014	$1,200,000	$4,175	$52,945	$4,548,596
Robert J. Halliday Executive Vice President and Chief Financial Officer	2007	339,141	480,380	521,992	578,000	4,051	48,127	1,971,691
Yong-Kil Kim Executive Vice President, Asia Business Development	2007	277,212	345,616	421,011	399,000	3,336	120,233	1,566,408
Robert J. Perlmutter Executive Vice President, Implant Business Unit	2007	285,674	93,916	362,681	399,000	—	136,249	1,277,520
Stanley K. Yarbro Vice President, Worldwide Field Operations	2007	175,000	397,061	330,530	242,000	1,123	44,955	1,190,669

(1)	Fiscal year 2007 comprised a 52-week period ended September 28, 2007.

(2)	The amounts shown are the SFAS No. 123(R) compensation costs recognized for financial statement reporting purposes for the 2007 fiscal year with respect to stock and option awards granted to the named executive officers, whether in the 2007 or other prior fiscal year, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. The compensation costs are based on the SFAS No. 123(R) grant date fair value of each award grant, and the dollar amounts do not take into account any estimated forfeitures. Assumptions used in the calculation of the SFAS No. 123(R) grant date fair value of each award grant are set forth in Note 4 to Varian Semiconductor’s consolidated financial statements for the fiscal year ended September 28, 2007 included in Varian Semiconductor’s Annual Report on Form 10-K filed with the SEC on November 21, 2007.

(3)	The amounts disclosed in the Non-Equity Incentive Compensation column were all awarded under the MIP as discussed in the Compensation Discussion and Analysis under the section titled “Annual Incentive Cash Payments.” Compensation earned under the MIP in fiscal year 2007 was paid by us to the named executive officer in November 2007 up to the target amount. Compensation earned above the target amount is subject to a one year mandatory deferral, as determined by the Board of Directors.

(4)	Amounts shown represent the above-market interest earned from estimated amounts contributed to the named executive officer’s SERP in fiscal year 2007.

(5)	Amounts presented in the All Other Compensation column consist of reimbursement for financial planning and health care expenses as well as the following items:

Name	Company Matching Contributions to 401(k) Plan	Expatriate Expenses	Relocation Expenses	Automotive Perquisites

Gary E. Dickerson	$20,250	$—	$—	$26,146
Robert J. Halliday	20,250	—	—	27,377
Yong-Kil Kim	20,250	99,690	—	—
Robert J. Perlmutter	20,250	—	91,084	22,435
Stanley K. Yarbro	20,250	—	—	24,705

Grants of Plan-Based Awards

The following table sets forth information concerning grants of compensation in the form of plan-based awards made to the named executive officers during the fiscal year ended September 28, 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards: Number of Shares (2)	All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Target	Maximum	Target
Gary E. Dickerson	Annual	$600,000	$1,200,000
	11/17/2006					36,562	$27.24	$365,452
	12/4/2006			27,858				762,023
	2/9/2007					36,562	27.53	365,623
	5/10/2007					36,564	42.73	576,295
	8/17/2007					36,559	46.65	661,798
Robert J. Halliday	Annual	289,000	578,000
	11/17/2006					26,812	27.24	267,998
	12/4/2006			20,430			—	558,842
	2/9/2007					26,812	27.53	268,123
	5/10/2007					26,812	42.73	422,599
	8/17/2007					26,809	46.65	485,302
Yong-Kil Kim	Annual	200,000	399,000
	11/17/2006					14,625	27.24	146,181
	12/4/2006			11,145			—	304,867
	2/9/2007					14,623	27.53	146,234
	5/10/2007					14,625	42.73	230,509
	8/17/2007					14,619	46.65	264,636
Robert J. Perlmutter	Annual	200,000	399,000
	10/9/2006				15,000	157,500	25.91	1,889,770
Stanley K. Yarbro	Annual	121,000	242,000
	12/4/2006			5,571				152,385
	2/9/2007				8,358			230,082

(1)	The amounts shown in the columns represent the range of possible cash payouts for each named executive officer under Varian Semiconductor’s MIP for the fiscal year 2007 performance period, as determined by the Compensation Committee at its November 16, 2006 meeting. Amounts actually earned under Varian Semiconductor’s fiscal year 2007 MIP are included above in the Summary Compensation Table under the column titled, Non-Equity Incentive Plan Compensation. Information regarding the operation of the MIP can be found in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(2)	Reflects awards of performance shares that have both a performance-vesting component tied to Varian Semiconductor’s earnings per share for the 2007 fiscal year and a service-vesting component tied to continued service beyond that fiscal year, as discussed in Equity Incentive Plans section of the Compensation Discussion and Analysis. The performance component has, on the basis of Varian Semiconductor’s attained earnings per share for the 2007 fiscal year, been earned, and each of the named executive officer’s accordingly has the opportunity to earn the underlying shares if he satisfies the applicable service-vesting requirements. The performance and service based shares granted to each named executive officer on December 4, 2006 will vest as to one-fourth one year from the grant date, and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years. The underlying shares may also vest on an accelerated basis in the event his employment terminates under certain circumstances, as described in the section titled Potential Payments upon Termination or Change in Control.

(3)	Restricted shares and options granted in fiscal year 2007 will vest as to one-fourth one year from the grant date, and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years.

(4)	The grant date fair value amounts were determined in accordance with the provisions of SFAS No. 123(R). A discussion of the valuation assumptions used in the SFAS No. 123(R) calculation of grant date fair value is set forth in Note 4 to Varian Semiconductor’s audited financial statements for the fiscal year ended September 28, 2007, included in Varian Semiconductor’s Annual Report on Form 10-K filed with the SEC on November 21, 2007.

Narrative to Summary Compensation and Grants of Plan-Based Awards

Salary.    Salary increases are approved by the Compensation Committee annually and are effective January 1 of each year. All named executive officers, with the exception of Mr. Yarbro received annual merit increases in fiscal year 2007. Mr. Yarbro reduced his hours in February 2007 and thus, his salary was reduced.

Named Executive Officer	Annual Base Salary Rate as of January 1, 2006	Annual Base Salary Rate as of January 1, 2007	% Increase Over Prior Year
Gary E. Dickerson	$575,000	$600,000	4%
Robert J. Halliday	315,000	340,000	8%
Yong-Kil Kim	275,000	285,000	4%
Robert J. Perlmutter(1)	—	285,000	n/a
Stanley Yarbro(2)	260,000	260,000	0%

(1)	Mr. Perlmutter was hired in October 2006.

(2)	Mr. Yarbro reduced his hours in February 2007. His current salary of $260,000 was reduced to $130,000 for the remainder of calendar year 2007.

Stock Awards and Option Awards.    Stock and option awards represent the SFAS No. 123(R) expense included in the fiscal year 2007 Statement of Income. Thus, the amounts included above do not necessarily reflect the current year compensation philosophy of the Compensation Committee. For instance, executive officers employed by Varian Semiconductor for a number of years will have a greater SFAS No. 123(R) expense during fiscal year 2007 then those executive officers recently recruited and hired by Varian Semiconductor. This is due to the fact that SFAS No. 123(R) requires equity grants made in prior fiscal years but vesting in the current fiscal year to be included in the current year Statement of Income. In the Summary Compensation Table shown above, Mr. Perlmutter has $.5 million in total stock and option award fair value expense. In the Grants of Plan-Based Awards Table, Mr. Perlmutter’s grant date fair value was $1.9 million in stock and option awards. The significant difference between the two tables is because Mr. Perlmutter was hired during fiscal year 2007 and only a small portion of the value of his grants has been included in the Statement of Income to date. New hire equity grants to individuals are typically greater than equity grants made to those same individuals in subsequent years. Therefore, it is expected that the fair value of equity grants made to Mr. Perlmutter during fiscal year 2008 will be lower than those granted during fiscal year 2007. The Compensation Committee followed the same granting philosophy for all executive officers, with the exception of Mr. Perlmutter and Mr. Yarbro. Mr. Perlmutter received a new hire grant negotiated at the time of his hire. Mr. Yarbro reduced his hours in February 2007, thus, the number of shares of option and restricted stock awarded was decreased from prior years. For a more current view of equity granting philosophy by the Compensation Committee, refer to the Compensation Discussion and Analysis.

Non-Equity Incentive Plan Compensation.    All named executive officers earned 200% of their targeted performance bonus. Refer to the Annual Incentive Cash Payments section above for details on the calculation and mandatory deferral requirement for incentive payments greater than 100% of target.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings.    This amount represents above market interest earnings in the SERP. Generally, SERP earnings increase over time as named executive officers’ balances and accumulated interest grows.

All Other Compensation.    This amount generally includes automotive, health care and financial planning perquisites and the 401(k) company match. In addition, relocation expenses are included for Mr. Dickerson and Mr. Perlmutter and expatriate expenses are included for Mr. Kim.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows information regarding unexercised stock options and unvested restricted stock held by the named executive officers as of September 28, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested (2)
Gary E. Dickerson	3,906	87,891	(3)	$14.21	10/18/2011	21,985	(13)	$1,176,637
	131,640	35,156	(4)	15.71	11/12/2011	16,223	(5)	868,255
		105,469	(5)	15.69	3/18/2013	12,049	(14)	644,862
		42,189	(6)	23.77	8/18/2013	18,188	(15)	973,422
		36,562	(7)	27.24	11/17/2013	22,098	(16)	1,182,685
		36,562	(8)	27.53	2/9/2014	12,053	(6)	645,077
		36,564	(9)	42.73	5/10/2014	27,858	(17)	1,490,960
		36,559	(10)	46.65	8/17/2014

Robert J. Halliday	67,500			15.82	2/9/2012	2,914	(5)	155,957
	11,250			11.59	11/8/2009	7,227	(14)	386,789
	22,500			19.17	11/21/2010	7,970	(15)	426,554
	29,998			15.09	5/5/2011	16,572	(16)	886,933
	30,000			11.63	8/13/2011	9,040	(6)	483,821
	23,203	10,547	(4)	15.71	11/12/2011	20,430	(17)	1,093,414
	15,819	9,493	(5)	15.69	3/18/2013
	10,546	31,640	(6)	23.77	8/18/2013
		26,812	(7)	27.24	11/17/2013
		26,812	(8)	27.53	2/9/2014
		26,812	(9)	42.73	5/10/2014
		26,809	(10)	46.65	8/17/2014

Yong-Kil Kim	45,000			23.39	3/15/2010	2,914	(5)	155,957
	22,500			27.17	7/3/2010	7,227	(14)	386,789
	31,500			15.82	2/9/2012	6,042	(15)	323,368
	21,750			19.17	11/21/2010	11,047	(16)	591,235
	5,000			11.63	8/13/2011	6,028	(6)	322,619
	23,203	10,547	(4)	15.71	11/12/2011	11,145	(17)	596,480
	15,819	9,493	(5)	15.69	3/18/2013
	7,028	21,092	(6)	23.77	8/18/2013
		14,625	(7)	27.24	11/17/2013
		14,623	(8)	27.53	2/9/2014
		14,625	(9)	42.73	5/10/2014
		14,619	(10)	46.65	8/17/2014

Robert J. Perlmutter		157,500	(11)	25.91	10/9/2013	15,000	(11)	802,800

Stanley K. Yarbro		1,758	(4)	15.71	11/12/2011	10,535	(12)	563,833
		35,156	(12)	15.38	11/1/2011	484	(5)	25,904
	264	1,583	(5)	15.69	3/18/2013	1,201	(14)	64,278
		21,092	(6)	23.77	8/18/2013	5,756	(15)	308,061
						11,047	(16)	591,235
						6,028	(6)	322,619
						5,571	(17)	298,160
						8,358	(8)	447,320

(1)	All options and awards vest as to one-fourth one year from the grant date, and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years.

(2)	Based on a closing price of Varian Semiconductor’s common stock of $53.52 on September 28, 2007 as reported by the NASDAQ Global Select Market.

(3)	Options were granted on October 18, 2004.

(4)	Options were granted on November 12, 2004.

(5)	Options and restricted stock awards were granted on March 18, 2005.

(6)	Options and restricted stock awards were granted on August 18, 2006.

(7)	Options were granted on November 17, 2006.

(8)	Options and restricted stock awards were granted on February 9, 2007.

(9)	Options were granted on May 10, 2007.

(10)	Options were granted on August 17, 2007.

(11)	Options and restricted stock awards were granted on October 9, 2006.

(12)	Options and restricted stock awards were granted on November 1, 2004.

(13)	Restricted stock awards were granted on October 18, 2004.

(14)	Restricted stock awards were granted on August 12, 2005.

(15)	Restricted stock awards were granted on December 8, 2005.

(16)	Restricted stock awards were granted on May 10, 2006.

(17)	Restricted stock awards were granted on December 4, 2006 and will vest as to one-fourth one year from the grant date, and the remaining three-fourths will vest in twelve equal quarterly installments until one hundred percent of the shares have vested at the end of four years. Additionally these awards have a performance-based requirement, refer to the Equity Incentive Plan section of the Compensation Discussion and Analysis for details.

Options Exercised and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Gary E. Dickerson	325,000	$10,761,064	62,655	$2,329,995
Robert J. Halliday	45,000	683,100	22,322	888,732
Yong-Kil Kim	179,498	4,911,463	17,310	680,886
Robert J. Perlmutter	—	—	—	—
Stanley K. Yarbro	61,083	1,399,828	20,882	803,365

(1)	Represents the amount realized based on the difference between the market price of Varian Semiconductor’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of Varian Semiconductor’s common stock on the vesting date.

Non-Qualified Deferred Compensation for Fiscal Year 2007

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE (4)
Gary E. Dickerson	$575,000	$152,432	$23,819	$963,471
Robert J. Halliday	252,000	74,329	31,718	564,912
Yong-Kil Kim	192,500	54,035	24,534	441,593
Robert J. Perlmutter	—	19,333	—	19,333
Stanley K. Yarbro	182,000	28,066	20,262	287,467

(1)	Represents the amounts earned over 100% of target that were deferred under the fiscal year 2006 MIP, as discussed in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(2)	The SERP amounts for fiscal year 2007 disclosed in this table are estimated amounts because, as discussed in Compensation Discussion and Analysis, each of the named executive officers’ SERP accounts are not actually credited until the end of each calendar year.

(3)	Represents the actual market earnings on a group of investment funds selected by the applicable named executive officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2007, as discussed in the Annual Incentive Cash Payments section of the Compensation Discussion and Analysis.

(4)	Represents combined contributions, earnings and balances of SERP and non-qualified deferred compensation plans for each named executive officer as of September 28, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Agreements

All of the named executive officers, with the exception of Robert J. Perlmutter, are parties to change in control agreements with us. The Compensation Committee has determined that the number of executive officers with change in controls agreements should generally be more limited going forward and thus, as new executive officers are hired by Varian Semiconductor, a change in control agreement is no longer included in a standard executive officer offer package. Under these agreements, a change in control of Varian Semiconductor is defined to occur if:

•	any individual or group becomes the beneficial owner (as defined in Section 13 of the Exchange Act) of 30% or more of the voting power of our outstanding securities, or;

•

the “continuing directors” cease to constitute at least a majority of the Board of Directors. “Continuing directors” are defined as our directors as of the date of the executive’s agreement and any successor to any such director who was nominated or selected by a majority of the continuing directors in office at the time of the director’s nomination or selection and who is not an “affiliate” or an “associate” (as defined under the Exchange Act) of any person who is the beneficial owner of more than 10% of the combined voting power of Varian Semiconductor, or;

•

there occurs a reorganization, merger, consolidation or other corporate transaction involving us in which our stockholders immediately prior to such transaction do not own more than 50% of the combined voting power of Varian Semiconductor (or of a successor entity resulting from such transaction) after such transaction; or;

•	all or substantially all of our assets are sold, liquidated or distributed.

In certain circumstances, the Board of Directors can declare that change in control will not be considered to have occurred, despite the occurrence of one of the above-listed events. With certain exceptions, these agreements each provide that the executive officer will forfeit his or her benefits under the agreement if he or she voluntarily leaves our employ during the process of a tender offer, merger negotiations or in certain other circumstances that could lead to a change in control. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of Varian Semiconductor, and to enhance our ability to attract and to retain executives. Each agreement provides that if within 18 months of a change in control (i) we terminate the executive’s employment other than by reason of his death, disability, or for “cause” (in the case of Mr. Dickerson) or other than by reason of his death, disability, retirement or for “cause” (in the case of Messrs. Halliday, Kim and Yarbro), or (ii) the executive terminates his employment for any reason (in the case of Mr. Dickerson) or for “good reason” (in the case of Messrs. Halliday, Kim and Yarbro), the executive will receive:

•

a lump sum severance payment equal to 2.99 (in the case of Mr. Dickerson) or 2.50 (in the case of Messrs. Halliday, Kim and Yarbro) multiplied by the sum of (1) the executive’s annual base salary, (2) the highest annual bonus earned by the executive in any of the three most recent fiscal years ending prior to the date of termination and (3) the highest cash bonus for a performance period of more than one fiscal year that was earned by the executive in any of the three fiscal years ending prior to the date of termination;

•

a lump sum payment equal to the pro rata portion of the executive’s target bonus for the fiscal year in which the executive’s termination occurs, and for any other partially completed bonus performance period at the time of the executive’s termination;

•	full exercisability of unvested stock options and full release of restrictions on restricted stock;

•

continued receipt of benefits under life, medical, dental, vision and disability insurance plans, as well as the financial and tax counseling plan, until the earlier to occur of commencement of substantially equivalent full-time employment with a new employer or 24 months after the date of termination of employment with Varian Semiconductor;

•	the right to purchase any company-leased automobile then in possession of the executive; and

•

a gross-up payment such that if any payments and benefits received by the executive from Varian Semiconductor would subject that person to the excise tax contained in Section 4999 of the Internal Revenue Code of 1986, as amended, or the Code, the executive will be entitled to receive an additional payment that will place the executive in the same after-tax economic position that the executive would have enjoyed if such excise tax had not applied.

These agreements also provide that if, following a change in control, the executive’s employment is terminated due to death or disability, the executive will receive death or long-term disability benefits no less favorable than the most favorable benefits to which the executive would have been entitled had the death or disability occurred at any time in the one-year period prior to the change in control.

For purposes of the change in control agreements, “cause” means:

•

The continued willful failure of the executive to perform his duties to Varian Semiconductor after written notice thereof and a reasonable opportunity to be heard and cure such failure are given to the executive by the Board or a committee thereof; or

•

The willful commission by the executive of a wrongful act that caused or was reasonably likely to cause substantial damage to Varian Semiconductor, or an act of fraud in the performance of the executive’s duties on behalf of Varian Semiconductor; or

•	The conviction of the executive for commission of a felony in connection with the performance of the executive’s duties on behalf of Varian Semiconductor; or

•

The order of a federal or state regulatory authority having jurisdiction over Varian Semiconductor or its operations or by a court of competent jurisdiction requiring the termination of the executive’s employment.

For purposes of the change in control agreements, “good reason” means:

•	In the case of Mr. Halliday, the assignment to the executive of a position, title, responsibilities or duties such that he no longer holds an equivalent position; or

•

In the case of Messrs. Kim and Yarbro, the assignment of the executive to duties which are materially different from his duties immediately prior to the change in control and which result in a material reduction in his authority and responsibility when compared to the highest level of authority and responsibility assigned to him at any time during the six-month period prior to the change in control date; or

•

A reduction of the executive’s total compensation as the same may have been increased from time to time after the change in control date other than (A) a reduction implemented with the consent of the executive or (B) a reduction that is generally comparable (proportionately) to compensation reductions imposed on senior executives generally; or

•

The failure to provide to the executive the benefits and perquisites, including participation on a comparable basis in stock option, incentive, and other similar plans in which employees of comparable title and salary grade participate, as were provided to him immediately prior to a change in control, or with a package of benefits and perquisites that are substantially comparable in all material respects to such benefits and perquisites provided prior to the change in control; or

•

The relocation of the office where the executive is employed immediately prior to the change in control date to a location which is more than 50 miles away from such location or Varian Semiconductor requiring the executive to be based more than 50 miles away from the such location;

•	The failure of Varian Semiconductor to obtain promptly upon any change in control the express written assumption of an agreement to perform the change in control agreement by any successor; or

•	The attempted termination of the executive’s employment for “cause” on grounds insufficient to constitute a basis of termination for “cause” under the change in control agreement; or

•	The failure of Varian Semiconductor to promptly make any payment into escrow when so required by the change in control agreement.

Under the change in control agreements, each of Messrs. Dickerson, Halliday, Kim and Yarbro have agreed:

•	to be bound by certain confidentiality agreements, and

•

while employed by Varian Semiconductor and following the termination of such employment (other than a termination of employment by the executive for “good reason” (in the case of Messrs. Halliday, Kim and Yarbro) or a termination of employment by Varian Semiconductor other than for “cause”) for a period of two years, to be bound by certain non-solicitation provisions and, in the case of Mr. Dickerson, certain non-competition provisions.

The following table shows the estimated amounts that would have been payable to each named executive officer, in the event such named executive officer, within 18 months of a change in control, were terminated other than by reason of his death, disability, retirement of for “cause” or, such named executive officer terminated his employment for “good reason” (in the case of Messrs. Halliday, Kim and Yarbro) or any reason (in the case of Mr. Dickerson), had the termination occurred on September 28, 2007. The amount attributable to the accelerated vesting of stock options, performance shares and restricted shares is based upon the fair market value of Varian Semiconductor’s Common Stock on the last trading day of fiscal year 2007. That value was $53.52 per share as reported on the NASDAQ Global Select Market. The actual compensation and benefits the named executive officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of Varian Semiconductor’s Common Stock and any additional benefits the named executive officer may have accrued as of that time under applicable benefit or compensation plans.

Change in Control Severance

Name	Cash	Prorata Bonus	Stock Options	Restricted Stock	Welfare Benefits	Financial Planning	Excise Tax Gross Up	Total
Gary E. Dickerson	$5,375,430	$600,000	$12,586,042	$6,981,915	$22,756	$6,474	$4,172,077	$29,744,694
Robert J. Halliday	2,292,852	289,000	3,574,077	3,433,445	22,756	1,000	1,682,479	11,295,609
Yong-Kil Kim	1,566,253	200,000	2,407,920	2,376,449	22,756	586	—	6,573,964
Stanley K. Yarbro	1,437,500	121,000	2,094,679	2,621,393	22,139	—	917,468	7,214,179

Potential Payments upon Termination of Employment Other than Following a Change of Control

Varian Semiconductor’s named executive officers are entitled to certain benefits upon a termination due to death, disability or retirement. These include acceleration of equity awards, reflected in the stock options and restricted stock columns of the table below and payouts of vested SERP and non-qualified deferred compensation balances included in the deferred compensation column of the table below. Varian Semiconductor only reports amounts where vesting requirements are waived and/or time of payment is accelerated, or benefits are provided that are not generally available to our other employees. Benefits under Varian Semiconductor’s SERP and non-qualified deferred compensation plans are not enhanced under any of the termination events.

Name	Stock Options (1)	Restricted Stock (1)	Deferred Compensation	Total
Gary E. Dickerson	$12,586,042	$6,981,915	$963,471	$20,531,428
Robert J. Halliday	3,574,077	3,433,445	564,912	7,572,434
Yong-Kil Kim	2,407,920	2,376,449	441,593	5,225,962
Robert J. Perlmutter	4,348,575	802,800	—	5,151,375
Stanley K. Yarbro	2,094,679	2,621,393	287,467	5,003,539

(1)	The amount attributable to the accelerated vesting of stock options, performance shares and restricted shares is based upon the fair market value of Varian Semiconductor’s Common Stock on the last trading day of fiscal year 2007. That value was $53.52 per share as reported on the NASDAQ Global Select Market.

Equity Incentive Plans.    Under our equity incentive plans, in the event of a termination due to death, disability or retirement the named executive officer equity grant becomes fully vested. The estimated amounts that would have been payable to the named executive officer upon the occurrence of one of these events on September 28, 2007 is reflected in the above table, under the stock options and restricted stock columns.

Supplemental Executive Retirement Plan.    Each named executive officer is fully vested in the SERP after two years from the date of hire as discussed in the Compensation Discussion and Analysis. If a named executive officer ended employment with Varian Semiconductor on September 28, 2007 for any reason and meets the vesting requirements, his account balance is paid, as soon as is practicable. Mr. Perlmutter was hired on October 9, 2006 and thus, has not met the SERP vesting requirements.

Non-Qualified Deferred Compensation Plan.    Each named executive officer is fully vested in the non-qualified deferred compensation plan on the first anniversary date of the deferral, as discussed in the Compensation Discussion and Analysis. If a named executive officer ended employment with Varian Semiconductor on September 28, 2007 for any reason, the account balances set forth in the Non-Qualified Deferred Compensation table on page 29 under the column heading Executive Contributions table would continue to be adjusted for earnings and losses in the investment choices selected by the named executive officer until paid, pursuant to the distribution election made by the named executive officer. Mr. Perlmutter was a new hire in fiscal year 2007 and therefore, has no contributions to the non-qualified deferred compensation plan.

EQUITY COMPENSATION PLAN INFORMATION

We maintain two equity plans, the Amended and Restated 2006 Stock Incentive Plan and the Employee Stock Purchase Plan, both of which have been approved by our stockholders. The following table provides information regarding the shares of our common stock authorized for issuance under our equity compensation plans as of September 28, 2007.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (1)
Equity Compensation Plans Approved by Security Holders	4,447,453	$20.36	10,116,772
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

Total	4,447,453	$20.36	10,116,772

(1)	Includes 1,046,541 shares of our common stock issuable under the Employee Stock Purchase Plan. The weighted average remaining contractual life of all options outstanding under the Amended and Restated 2006 Stock Incentive Plan is 5 years.

Compensation Committee Interlocks and Inside Participation

During fiscal year 2007, the members of our compensation committee were Ms. Tallet and Dr. Chen, Dr. Dutton and Mr. Schmal, none of whom was a current or former officer or employee of the Company and none of whom had any related person transaction involving the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

REP ORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Varian Semiconductor’s management. Based on that review and its discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Elizabeth E. Tallett (Chairperson)

Xun (Eric) Chen

Robert W. Dutton

Dennis G. Schmal

REPOR T OF THE AUDIT COMMITTEE

The Audit Committee is composed of four members and acts under a written charter adopted by the Board of Directors. The members of the Audit Committee are independent directors, as defined by its charter and the NASDAQ rules. Mr. Schmal is an “audit committee financial expert” as defined by applicable SEC rules. The members of the Audit Committee are not our full-time employees and are not, and do not represent to be, performing the functions of auditors or accountants. Members of the Audit Committee rely on the information provided and the representations made to them by management and the independent registered public accounting firm.

The purpose of the Audit Committee is to assist with the Board of Directors’ oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications, independence and performance, (d) the performance of our internal audit function and (e) the pre-approval of all audit and non-audit services, if any, provided by our independent registered public accounting firm. Our internal auditors and independent registered public accounting firm each have unrestricted access to the Audit Committee. In the performance of its oversight role, the Audit Committee reviewed our audited financial statements for the fiscal year ended September 28, 2007 and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm who performed the audit, to discuss these financial statements.

Management is responsible for internal controls and the financial reporting process. Management represented to the Audit Committee that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Our independent registered public accounting firm (a) audits the annual financial statements prepared by management, (b) expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows of in conformity with accounting principles generally accepted in the United States and that the audit of our financial statements by an independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States and, (c) discusses with the Audit Committee any issues it believes should be raised. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and auditing personnel and the independent registered public accounting firm, the following points:

•	the plan for, and the independent registered public accounting firm’s report on, each audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application and disclosure of critical accounting policies;

•	changes in accounting practices, principles, controls or methodologies;

•	significant developments or changes in accounting rules applicable to us; and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees), or SAS 61. The independent registered public accounting firm is required under SAS 61 (as codified in AU Section 380 of the Codification of Statements on Auditing Standards) to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

Our independent registered public accounting firm also provided the Audit Committee with other material written communications such as the engagement letter, reports on observations and recommendations on internal controls and the independence letter required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires independent registered public accounting firms annually to disclose in writing all relationships that in the registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee discussed with the registered public accounting firm the matters disclosed in this letter and their independence from Varian Semiconductor. The Audit Committee also considered whether such accounting firm’s provision of the other, non-audit related services to us that are referred to under the heading “Ratification of the Selection Of Independent Registered Public Accounting Firm for Fiscal Year 2008” is compatible with maintaining such registered public accounting firm’s independence and concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the provision of such services.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2007. Subject to stockholder ratification, the Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008.

AUDIT COMMITTEE

Dennis G. Schmal (Chairperson)

Xun (Eric) Chen

Robert W. Dutton

Elizabeth E. Tallett

None of the Report of the Compensation Committee, the Report of the Audit Committee shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as from time to time in effect, or under the Exchange Act of 1934, as from time to time in effect, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such acts.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

Subject to ratification by the stockholders, the Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since April 1999. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 3, 2008 is in our best interests and those of our stockholders and recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP.

Independent Registered Public Accounting Firm’s Fees

PricewaterhouseCoopers LLP audited our financial statements for the fiscal years ended September 28, 2007 and September 29, 2006. The following table summarizes the fees that PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years:

	Fiscal Year 2007	Fiscal Year 2006
Audit Fees (1)	$1,234,000	$1,243,000
Audit-Related Fees (2)	2,000	3,000
Tax Fees (3)	1,748,000	255,000

Total	2,984,000	1,501,000

(1)	Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements that are not reported under “Audit Fees.” These services relate primarily to audits of employee benefit plans and accounting consultations. None of the audit–related fees billed in fiscal year 2007 or fiscal year 2006 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

(3)	Consists of fees billed for professional services for tax compliance, tax consultations, tax planning and expatriate consulting services. Fiscal year 2007 also includes tax fees for services related to the realignment of Varian Semiconductor’s legal entity structure. None of the audit–related fees billed in fiscal year 2007 or fiscal year 2006 related to services provided under the de minimis exception to the audit committee pre-approval requirements.

Audit Committee Policy on Pre-Approval of Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. Under the Sarbanes-Oxley Act of 2002, these pre-approval requirements are waived for non-audit services where (i) the aggregate of all such services is no more than 5% of the total amount paid to the external auditors during the fiscal year in which such services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are approved by the Audit Committee prior to the completion of the audit engagement. We did not utilize this exception to the pre-approval requirements during the 2007 fiscal year.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Schmal is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and is considered “independent” as that term is used in Item 7(d)(3) of Schedule 14A under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that during the fiscal year ended September 28, 2007, the reporting persons complied with all Section 16(a) filing requirements, other than with respect to:

Forms 4 reporting the grant of options to purchase: 9,875 shares of common stock by Mr. Baker; 4,875 shares of common stock by Mr. Yarbro; 17,875 shares of common stock by Mr. Halliday; 24,375 shares of common stock by Mr. Dickerson; and 9,750 shares of common stock by Mr. Kim in November 2006 were each filed 1 day late.

Forms 4 reporting the grant of options to purchase: 4,875 shares of common stock by Mr. Baker; 17,875 shares of common stock by Mr. Halliday; 24,375 shares of common stock by Mr. Dickerson; and 9,749 shares of common stock by Mr. Kim in February 2007 were each filed 1 day late.

Forms 4 reporting the grant of 3,856 restricted stock units by Mr. Aurelio, Dr. Chen, Dr. Dutton, and Ms. Tallett in February 2007 were each filed 1 day late. Form 4 reporting the grant of 3,856 restricted stock units by Mr. Schmal in February 2007 was filed 4 days late. Form 4 reporting the grant of 5,572 restricted stock shares by Mr. Yarbro in November 2006 was filed 138 days late.

Forms 4 reporting the exercise of options to purchase: 2,000 shares of common stock by Mr. Baker in December 2006 was filed four days late; 61,494 shares of common stock by Mr. Aurelio in February 2007 was filed 4 days late; 37,156 shares of common stock by Mr. Kim was filed 3 days late.

Form 3 reporting the ownership by Mr. Perlmutter as of February 20, 2007 of 15,000 shares of common stock and an option to purchase 157,500 shares of common stock was filed 76 days late.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting and does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

All costs of solicitation of proxies will be borne by us. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, personal interviews and the Internet. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder who calls or writes to us at the following address or phone number: 35 Dory Road, Gloucester, Massachusetts 01930-2297, Telephone (978) 282-2000. If any stockholder wants to receive separate copies of the annual report and proxy statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and phone number.

INFORMATION ABOUT STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order to be included in the proxy materials for our 2009 Annual Meeting, stockholders’ proposed resolutions must be received by us at our principal executive offices, 35 Dory Road, Gloucester, Massachusetts 01930 no later than August 22, 2008. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

If a stockholder wishes to present a proposal at our 2009 Annual Meeting but does not wish to have the proposal considered for inclusion in the Proxy Statement and proxy card, the stockholder must also give written notice to our Secretary at the address noted above. The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of our most recent annual meeting. Assuming that our 2009 Annual Meeting is held on or after January 5, 2008 and on or before February 5, 2009 (as we currently anticipate), our bylaws would require notice to be provided to our Secretary at our principal executive offices no earlier than September 27, 2008 and no later than October 27, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on that proposal.

Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a stockholder who wishes to present a proposal fails to notify us within the time periods specified above but properly brings the proposal before the meeting, the proxies that management solicits for that meeting will have discretionary authority to vote on the stockholder’s proposal. If a stockholder makes timely notification, the proxies may still exercise discretionary authority in accordance with the SEC’s proxy rules.

By Order of the Board of Directors,

GARY E. DICKERSON

Chief Executive Officer

Gloucester, Massachusetts

December 27, 2007

The Board of Directors encourages stockholders to attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend this meeting may vote their stock personally even though they have sent in their proxies.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

Dear Stockholder:

Please take note of the important information enclosed with this proxy. There are a number of issues related to Varian Semiconductor that require your immediate attention and approval. These are discussed in detail in the enclosed proxy statement.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign and date the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your proxy must be received prior to the Annual Meeting of Stockholders to be held on February 4, 2008. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR ALL PROPOSALS.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Varian Semiconductor Equipment Associates, Inc.

DETACH HERE	ZVAR82

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
Annual Meeting of Stockholders - February 4, 2008
P

R

O	Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Thomas C. Baker. and Robert J. Halliday, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock of Varian Semiconductor Equipment Associates, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on February 4, 2008 and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless those signing on the reverse side shall revoke this proxy in writing, shall deliver a subsequently dated proxy or shall vote in person at the meeting.
X
Y

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VARIAN SEMICONDUCTOR

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZVAR81

☒	Please mark votes as in this example	3856

A vote FOR the director nominee and FOR proposal 2 is recommended by the Board of Directors.

					FOR	AGAINST	ABSTAIN
1. To elect the following director as a Class III Director for the ensuing three years:			2.	To ratify the selection of PricewaterhouseCoopers LLP as Varian Semiconductor’s independent registered public accounting firm for the fiscal year ending October 3, 2008.	☐	☐	☐
Nominee:	FOR	WITHHELD
Richard A. Aurelio	☐	☐

			Mark box at right if comments or address change have been made on the reverse side of this card.				☐

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Signature:	Date:	Signature:	Date: